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                                                                    Exhibit 10.7


PROPOSAL

The Trident Group is pleased to submit the following proposal to Polydex:

BACKGROUND

Polydex has developed an iron/dextran product which they believe can significantly reduce the toxicity of iron found in current marketed products. Since there are some 50-60 deaths from iron poisoning each year Polydex believes that the iron/dextran product has at least one significant advantage.

Since Polydex has limited experience in the OTC market they have requested that Trident act as their new product development team to prepare the product for launch, and possibly to support the subsequent marketing.

PROPOSAL

Trident will provide and outsource as necessary all resources to develop an iron/dextran product for market. Trident will evaluate the market, develop concepts and names, source packaging and advertising agencies, and in general act as the marketing group for Polydex to insure a timely launch.

In addition, we will develop launch plans and source distribution partners for the product. At Polydex's discretion Trident will continue to act as the marketing team during the marketing phase of the product.

COST

$20,000.00 per month plus 10% royalty on net sales. In addition, Polydex will pay for all agreed upon out of pocket expenses.

TIMING

Minimum of 12 months with an option to renew to manage the marketing phase. The project will begin on March 1, 1997.

TERMS

First payment due on March 1, 1997 with subsequent payments due the first day of each of the following months.

/s/ Raymond C. Freisheim                       /s/ Alec D. Keith, Ph.D
Director                                       Chairman
Trident Group                                  Polydex Pharmaceuticals, Ltd.